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                                                                    Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Enterasys Networks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-83991, 333-66774, 333-103587 and 333-117236) on Form S-8 of Enterasys
Networks, Inc. of our report dated March 16, 2005, with respect to the consolidated balance sheets of Enterasys Networks, Inc. and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the years ended January 1, 2005, January 3, 2004, and December 28, 2002, which report appears in the January 1, 2005 annual report on Form 10-K of Enterasys Network, Inc., and our report dated May 2, 2005 with respect to management's assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 and the effectiveness of internal control over financial reporting as of January 1, 2005, which report appears in the January 1, 2005 annual report on Form 10-K/A of Enterasys Networks, Inc.

Our report dated May 2, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 1, 2005, expresses an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.


/s/ KPMG LLP
Boston, Massachusetts
May 2, 2005